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Exhibit 99.1

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Contact:

  Scott Eckstein
  Investor Relations
  Curative Health Services
  631-232-7044
   seckstein@curativehealth.com

CURATIVE HEALTH SERVICES ANNOUNCES SENIOR NOTES OFFERING

Hauppauge, New York—April 6, 2004—Curative Health Services, Inc. announced today that it plans to offer approximately $185 million of senior unsecured notes due 2011 in a private placement, subject to market and other conditions. The senior notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The senior notes are expected to have a seven-year term and interest will be paid semi-annually.

The net proceeds of the senior notes offering are expected to be used to consummate Curative's previously announced acquisition of Critical Care Systems, Inc., refinance its existing credit facility and pay related fees and expenses.

The senior notes have not been and will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the senior notes; nor shall there be any sale of senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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  Exhibit 99.1